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                                                                    Exhibit 4.14


                                  ADDENDUM TO
                             PURCHASE AGREEMENT AND
                          REGISTRATION RIGHTS AGREEMENT

               This ADDENDUM TO PURCHASE AGREEMENT AND REGISTRATION RIGHTS AGREEMENT (this "Addendum"), dated as of December 10, 2001, is entered into between and among Click2learn, Inc., a Delaware corporation (the "Company"), and the undersigned (collectively, the "Purchasers").

               WHEREAS, the Company entered into a purchase agreement (the "PURCHASE AGREEMENT") and a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT"), each dated as of November 15, 2001, between and among the Company and the purchasers listed on Schedule A of the Purchase Agreement;

               WHEREAS, pursuant to Section 6.3 of the Purchase Agreement, amendment or waiver of any provision of the Purchase Agreement requires the agreement of the Company and the holders of two-thirds of the outstanding Common Shares issued pursuant to the Purchase Agreement and pursuant to Section 9(c) of the Registration Rights Agreement, amendment or waiver of any provision of the Registration Rights requires the agreement of the Company and the holders of two-thirds of the outstanding Transfer Restricted Shares (as defined in the Registration Rights Agreement);

               WHEREAS, the undersigned constitute the Company and two-thirds of the holders of the outstanding Common Shares issued pursuant to the Purchase Agreement and two-thirds of the outstanding Transfer Restricted Shares; and

               WHEREAS, Section 1.3 of the Purchase Agreement provided for a single closing of the transactions contemplated thereby, which closing was to take place on November 20, 2001 (the "SINGLE CLOSING REQUIREMENT");

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements set forth herein, the parties hereto agree as follows. Terms not otherwise referenced or defined herein shall have the meanings ascribed in the Purchase
Agreement:

SECTION 1. WAIVER TO SECTION 1.3 OF THE PURCHASE AGREEMENT

        The Company and each of the undersigned hereby waives the Single Closing Requirement of Section 1.3 of the Purchase Agreement and consents to one or more Closings at such other place, time or on such other date as mutually agreed between the Company and the Purchasers.

SECTION 2. AMENDMENT TO EXHIBIT A OF EACH OF THE PURCHASE AGREEMENT AND
           REGISTRATION RIGHTS AGREEMENT

        Exhibit A of the Purchase Agreement and Exhibit A of the Registration Rights Agreement are each amended by adding thereto the SUPPLEMENTAL EXHIBIT A--SECOND CLOSING in the form attached hereto.

SECTION 3. REPRESENTATIONS AND WARRANTIES.



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        The representations and warranties of the Company set forth in Section 2 of the Purchase Agreement are true and correct on the date of this Agreement as though made on and as of the date hereof.

SECTION 4. ISSUANCE OF WARRANTS.

        In connection with the execution of this Addendum by the Company, , the Company is hereby issuing to the Purchasers warrants (the "Warrants") to purchase up to 470,000 shares of Common Stock as set forth on SUPPLEMENTAL EXHIBIT A--SECOND CLOSING. The shares Issuable upon exercise of the Warrants shall be deemed to be "Transfer Restricted Securities" (as such term is defined in the Registration Rights Agreement) and shall be registered in the Registration Statement as contemplated by the Registration Rights Agreement.

SECTION 5. RIGHT OF FIRST REFUSAL.

        From the period beginning on the date hereof and ending on the twelve
(12) month anniversary of the date hereof, the Company shall not, directly or indirectly, offer or sell any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock (collectively, "EQUITY SECURITIES"), unless (i) the Company first delivers to each of ZLP Master Technology Fund, Ltd, Vertical Venture Investments, LLC, Vertical Ventures LLC, and Strong River Investments, Inc. (each a "RIGHTS HOLDER" and collectively the "RIGHTS HOLDERS") written notice ("RIGHTS NOTICE") describing in reasonable detail the proposed issuance of the Equity Securities, the amount of the proceeds intended to be raised thereby. The Rights Holders shall thereafter have until 6:30 p.m. (New York City time) on the 7th business day after receipt of the Rights Notice to notify the Company in writing of its willingness to purchase (or to cause its designee to purchase), subject to completion of mutually acceptable documentation, all or any part of of the Equity Securities being offered on the same terms and conditions as set forth in the Rights Notice. If the Rights Holders indicate a willingness to provide financing in excess of the amount set forth in the Rights Notice, then each Rights Holder will be entitled to provide financing pursuant to such Rights Notice up to an amount equal to such Right's Holder's pro rata portion of the aggregate purchase price paid for the Common Shares purchased under the Purchase Agreement, but the Company shall not be required to accept financing from the Rights Holders in an amount in excess of the amount set forth in the Rights Notice. Notwithstanding any provision to the contrary in this Section 5, the Rights Holders may allocate among themselves within the prescribed 7 business day period, the number of Equity Securities to be acquired by any of the Rights Holders. In the event that a Rights Holder either does not give the Company written notice by the Response Deadline that it intends to exercise the foregoing option or informs the Company in writing by the Response Deadline that it does not intend to participate to the fullest extent permitted, the Company may offer to one or more third parties the option to purchase up to, in the aggregate, the amount of Equity Securities which were declined by the Rights Holders, on the same terms as set forth in the Rights Notice and shall have 30 business days after the Response Deadline to complete the offer and sale of such securities on such terms. If the proposed issuance of Equity Securities, on the terms set forth in the Rights Notice, is not completed within such 30 business day period, or if the terms thereof are materially changed, the Company must provide the Rights Holders with a second Rights Notice, and the Rights Holders will again have the right of first refusal set forth above in this Section 5 prior to the issuance of any Equity Securities. The right to purchase Equity Securities pursuant to this Section 5 will not apply to the issuance of Equity Securities pursuant to (i) the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee, consultant or director benefit plan of the Company now existing or implemented in the future, so long as the issuance of such stock or options is approved by a majority of the non-employee members of the Company's Board of Directors or a majority of the members of a committee of non-


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employee directors established for such purpose; (ii) any options, warrant, convertible securities or rights or agreements to purchase securities of the Company (not including equity lines of credit) outstanding as of the date hereof; (iii) any underwritten public offerings of equity securities (other than equity lines of credit and similar transactions); (iv) any equity securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; (v) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company; (vi) shares of Common Stock issued upon exercise of the Warrants; (vii) any equity securities issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution whose primary business is lending money and not investing in securities; (viii) any equity securities (other than equity lines of credit) issued in connection with strategic transactions involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements; provided, that the primary purpose of such transaction is not the raising of capital; or (ix) an agreement to issue securities which does not close. Notwithstanding anything in the Purchase Agreement to the contrary, this Section 5 may be amended or waived with the consent of the holders of two-thirds of the outstanding Common Shares held by the Rights Holders.

        SECTION 6. ENFORCEMENT OF RELEASE.

        As a condition to the transactions contemplated by the Agreement, the Company has executed a Supplemental Settlement and Release Agreement (the "RELEASE AGREEMENT") between the Company, ComVest Venture Partners, L.P. ("ComVest"), and Commonwealth Associates, L.P. ("Commonwealth") pursuant to which ComVest and Commonwealth agreed to release the Purchasers and their officers, directors, partners, shareholders, affiliates, subsidiaries, agents, attorneys, employees, predecessors, successors and assigns (the "RELEASED PERSONS") from any and all claims arising out of the actions or inactions of such parties in connection with the transactions contemplated by the Purchase Agreement, this Addendum, or the Company's performance of the Settlement Agreement between the Company, ComVest and Commonwealth dated November 12, 2001. The Company recognizes that the Releases Persons are intended to be third party beneficiaries of the Release Agreement and therefore agrees as follows:

        (a) The Company shall fully perform its obligations under the Release Agreement and take such other actions as may be necessary on the part of the Company to ensure that the Release Agreement is and remains enforceable in accordance with its terms. The Company shall take no action that may limit the ability of the Released Persons to to enforce the Release Agreement as third party beneficiaries thereof, nor shall the Company waive any provision of the Release Agreement that is for the benefit of the Released Persons.

        (b) Should the Released Persons not be deemed to be third party beneficiaries of the Release Agreement and not able to seek to enforce the Release Agreement in their names, the Company shall take such action as may be required for the Company to directly enforce the Release Agreement for and on behalf of the Released Persons.

        (c) If the Release Agreement is not enforceable by the Released Persons as the result of the Company's failure to perform its obligations as set forth in (a) or (b) of this Section 6 and any Released Person becomes involved in any capacity in any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened (each, a "PROCEEDING") brought by or against any person, including without limitation ComVest and CommonWealth, in connection with or as a result of the transactions contemplated by this Addendum, the Company will indemnify and hold harmless such Released Person for any and all losses, claims, damages, liabilities, settlement costs and expenses, including without


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limitation costs of any investigation, preparation and travel costs and reasonable attorneys' fees and other expenses, incurred in connection therewith. The indemnification obligations of the Company under this Section 6 shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Released Persons. The Company also agrees that neither the Purchasers nor any Released Persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of the transactions contemplated by this Addendum, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of the applicable Purchaser or Released Person in connection with such transaction, other than claims arising from the applicable Purchaser's breach of any representation, warranty or covenant in, or other failure to perform its obligations under, the Purchase Agreement, Registration Rights Agreement or this Addendum. Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Purchasers on demand for all costs of enforcing the indemnification obligations in this paragraph.

SECTION 4. MISCELLANEOUS

        Upon the execution of this Agreement, the Company shall pay to Robinson Silverman Pearce Aronsohn & Berman, counsel to the Rights Holders, $5,000 of their legal fees and expenses in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby. Except as amended hereby, the Purchase Agreement and Registration Rights Agreement shall continue in full force and effect as originally constituted and are ratified and affirmed by the parties hereto. This Addendum may be signed in two or more counterparts, which together shall constitute one instrument. This Agreement shall be governed by the laws of the State of New York without regard to conflict of laws principles.

                            [Signature Page Follows]




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

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                        CLICK2LEARN, INC.

                                        By:____________________________________
                                           Name:
                                           Title:



                                        ZLP MASTER TECHNOLOGY FUND, LTD

                                        By:____________________________________
                                           Name:
                                           Title:



                                        VERTICAL VENTURE INVESTMENTS, LLC

                                        By:____________________________________
                                           Name:
                                           Title:



                                        VERTICAL VENTURES LLC

                                        By:____________________________________
                                           Name:
                                           Title:



                                        STRONG RIVER INVESTMENTS, INC.

                                        By:____________________________________
                                           Name:
                                           Title:



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

                     SUPPLEMENTAL EXHIBIT A--SECOND CLOSING

                             SCHEDULE OF PURCHASERS

Name, Address and tax identification number (if     Number of            Number of Warrant
applicable) of Purchaser                            Common Shares        Shares
-----------------------------------------------     -------------        ----------------


